Exhibit (n)(1)

MASSMUTUAL PREMIER FUNDS

AMENDED AND RESTATED RULE 18F-3 PLAN

Adopted October 14, 2011

Introduction

MassMutual Premier Funds (the “Trust”) is a Massachusetts business trust registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company. Massachusetts Mutual Life Insurance Company (the “Adviser”) is a mutual life insurance company organized under Massachusetts law. MML Distributors, LLC (the “Distributor”) is a registered broker-dealer which serves as principal underwriter to the Trust. The Trust consists of 21 separate, authorized series and may add additional series from time to time in the future (the “Funds”), each of which has and will have separate investment objectives. Each Fund has the share classes indicated for such Fund on Schedule A hereto.

This plan is prepared, and is being adopted by the Board of Trustees, pursuant to the requirements of Rule 18f-3 under the 1940 Act (the “Rule 18f-3 Plan”).

Description of Classes

Class S. Class S shares are available to separate investment accounts, including separate investment accounts of the Adviser and life insurance company affiliates of the Adviser (“Separate Accounts”). Interests in the Separate Accounts are generally offered only to defined contribution plans and defined benefit plans under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and certain other plans in accordance with the Federal securities laws and the rules and regulations thereunder. In addition, Class S shares may also be purchased by defined contribution and defined benefit plans under Code Section 401(a), and by other retirement plans, including certain non-qualified deferred compensation plans. Class S shares are generally available to plans where plan assets generally exceed or are expected to exceed $50,000,000, as well as other institutional investors with assets generally in excess of $50,000,000, as provided for in the Prospectus and/or Statement of Additional Information contained in the Trust’s Registration Statement, as amended from time to time (the “current Prospectus and/or SAI”). Class S shares are offered at net asset value without a front-end or contingent deferred sales charge.

Class Y. Class Y shares are marketed primarily to nonqualified deferred compensation plans whereby the employer sponsor enters into an administrative services agreement with the Adviser, or an affiliate of the Adviser, with respect to administration of the plan. Class Y shares may also be marketed to defined contribution plans and defined benefit plans under Code Section 401(a), tax-sheltered annuity plans under Code Section 403(b) and other retirement plans, in each case where plan assets generally exceed or are expected to exceed $5,000,000, and which enter into an administrative services or other agreement with the Adviser, or an affiliate of the Adviser. Class Y shares may also be marketed to other institutional investors with assets generally in excess of $5,000,000, including the Adviser and Separate Accounts, and other registered investment companies (or any series thereof) advised by the Adviser or an affiliate of the Adviser, in each case as provided for in the current Prospectus and/or SAI. Class Y shares are offered at net asset value without a front-end or contingent deferred sales charge.

Class L. Class L Shares are marketed primarily to defined contribution and defined benefit plans that qualify under Code Section 401(a), tax sheltered annuity plans, and other retirement plans, in each case where plan assets generally exceed or are expected to exceed $1,000,000, and other institutional investors with assets generally in excess of $1,000,000, that in each case generally use the services of an intermediary performing third party administration, advisory and other shareholder services. Class L shares may also be marketed to Separate Accounts, as provided for in the current Prospectus and/or SAI. Class L shares may also be marketed to nonqualified deferred compensation plans whereby the employer sponsor enters into an administrative services agreement with the Adviser, or an affiliate of the Adviser, with respect to administration of the plan, and where the intermediary may provide additional administration, advisory and shareholder services. Class L shares are offered at net asset value without a front-end or contingent deferred sales charge.

Class A. Class A shares are marketed primarily to defined contribution plans and defined benefit plans under Code Section 401(a), individual retirement accounts described in Code Section 408, and tax-sheltered annuity custodial accounts described in Code Section 403(b)(7), in each case as provided for in the current Prospectus and/or SAI. Class A shares may also be marketed to other institutional investors such as deferred compensation plans described in Code Section 457, voluntary employees’ beneficiary associations described in Code Section 501(c)(9), other non-qualified deferred compensation plans or other institutional or sophisticated investors, in each case, as provided for in the current Prospectus and/or SAI. Class A shares may also be sold to Separate Accounts, as provided for in the current Prospectus and/or SAI. Class A shares may also be offered to present or former officers, directors, trustees and employees (and their spouses, parents, children and siblings) of the Trust, the Adviser and its affiliates and retirement plans established by them for their employees.

Class A shares may be offered with a front-end sales charge, provided that any such front-end sales charge is in accordance with the current Prospectus and/or SAI, and, provided further, that any such front-end sales charge shall not exceed 5.75%. In cases where a front-end sales charge is not imposed and Class A shares are offered at net asset value, there may be contingent deferred sales charges applied for redemptions occurring in the 18 month period occurring after the first purchase of Class A shares.

Class N. Class N shares are marketed primarily to defined contribution plans and defined benefit plans under Code Section 401(a), individual retirement accounts described in Code Section 408, and tax-sheltered annuity custodial accounts described in Code Section 403(b)(7), in each case as provided for in the current Prospectus and/or SAI. Class N shares may also be marketed to other institutional investors such as deferred compensation plans described in Code Section 457, voluntary employees’ beneficiary associations described in Code Section 501(c)(9), other non-qualified deferred compensation plans or other institutional or sophisticated investors, in each case, as provided for in the current Prospectus and/or SAI. Class N shares may also be sold to Separate Accounts, as provided for in the current Prospectus and/or SAI. Class N shares may also be offered to present or former officers, directors, trustees and employees (and their spouses, parents, children and siblings) of the Trust, the Adviser and its affiliates and retirement plans established by them for their employees.

Class N shares are offered with a 1% contingent deferred sales charge applied to redemptions occurring in the 18 month period occurring after the purchase of shares.

Class Z. Class Z shares of the MassMutual Premier Short-Duration Bond Fund, MassMutual Premier Inflation-Protected and Income Fund, MassMutual Premier Core Bond Fund, MassMutual Premier Diversified Bond Fund, MassMutual Premier High Yield Fund, MassMutual Premier Focused International Fund, MassMutual Premier Strategic Emerging Markets Fund and MassMutual Barings Dynamic Allocation Fund are available to Separate Accounts. Interests in the Separate Accounts are generally offered only to defined contribution plans and defined benefit plans under Code Section 401(a)

and certain other plans in accordance with the Federal securities laws and the rules and regulations thereunder. In addition, Class Z shares may also be purchased by defined contribution and defined benefit plans under Code Section 401(a), and by other retirement plans, including certain non-qualified deferred compensation plans. Class Z shares are generally available to plans where plan assets generally exceed or are expected to exceed $25,000,000, as well as other institutional investors with assets generally in excess of $25,000,000, as provided for in the current Prospectus and/or SAI. Class Z shares are offered at net asset value without a front-end or contingent deferred sales charge.

An institutional investor or plan may be permitted to purchase shares of a class even if the institutional investor or plan does not meet the minimum investment amounts set forth above, if the Distributor or Adviser, as applicable, determines that the expected size (over time), servicing needs, or distribution or servicing costs for the institutional investor or plan are comparable to those of institutional investors or plans eligible to purchase shares of that class.

DISTRIBUTION AND SERVICING ARRANGEMENTS

Class S. Class S shares may be sold to Separate Accounts and to certain large benefit and retirement plans and other institutional investors as described above under “Description of Classes.” Where Class S shares are sold “direct” by employees of the Adviser to such benefit plans, retirement plans and institutional investors, employees of the Adviser shall be registered representatives of a broker-dealer affiliate of the Adviser. Sales of interests in the Separate Accounts need not be made by registered representatives.

Class Y. It is anticipated that Class Y shares will be marketed primarily through “direct” sales efforts of employees of the Adviser. In such cases, employees of the Adviser shall be registered representatives of a broker-dealer affiliate of the Adviser. Class Y shares may also be marketed through independent and affiliated broker/dealers with the assistance of independent intermediaries. There will not be any direct sales by employees of the Adviser when Class Y shares are sold to Separate Accounts of the Adviser, and sales of interests in the Separate Accounts need not be made by registered representatives.

Class L. It is anticipated that Class L shares will be marketed primarily through independent and/or affiliated intermediaries acting as third party administrators, investment advisers and/or shareholder servicing agents. In such cases, these intermediaries shall be registered representatives of a broker. In addition, there may also be “direct” sales of Class L shares by employees of the Adviser, in which case such employees of the Adviser shall be registered representatives of a broker-dealer affiliate of the Adviser. There will not be any direct sales by employees of the Adviser when Class L shares are sold to Separate Accounts of the Adviser, and sales of interests in the Separate Accounts need not be made by registered representatives.

Class A. It is anticipated that Class A shares will primarily be marketed both through independent and affiliated broker/dealers with the assistance of independent intermediaries, but Class A shares also may be sold directly by employees of the Adviser. In addition, there may also be “direct” sales of Class A shares by employees of the Adviser in the case of Class A shares which are sold to participants of qualified plans who roll their plan distributions into individual retirement accounts. In either case, such employees of the Adviser shall be registered representatives of a broker-dealer affiliate of the Adviser. There will not be any direct sales by employees of the Adviser when Class A shares are sold to Separate Accounts of the Adviser, and sales of interests in the Separate Accounts need not be made by registered representatives.

Class N. It is anticipated that Class N shares will primarily be marketed in the smaller market segment than Class A shares both through independent and affiliated broker/dealers with the assistance of independent intermediaries, but Class N shares also may be sold directly by employees of the Adviser. In addition, there may also be “direct” sales of Class N shares by employees of the Adviser in the case of Class N shares which are sold to participants of qualified plans who roll their plan distributions into individual retirement accounts. In either case, such employees of the Adviser shall be registered representatives of a broker-dealer affiliate of the Adviser. There will not be any direct sales by employees of the Adviser when Class N shares are sold to Separate Accounts of the Adviser, and sales of interests in the Separate Accounts need not be made by registered representatives.

Class Z. Class Z shares may be sold to Separate Accounts and to certain large benefit and retirement plans and other institutional investors as described above under “Description of Classes.” Where Class Z shares are sold “direct” by employees of the Adviser to such benefit plans, retirement plans and institutional investors, employees of the Adviser shall be registered representatives of a broker-dealer affiliate of the Adviser. Sales of interests in the Separate Accounts need not be made by registered representatives.

Distribution and Servicing Arrangements — Fees

In General. Each Fund has adopted or will adopt with respect to Class A and Class N shares, Distribution and Service Plan and Agreements pursuant to Rule 12b-1 under the 1940 Act (a “Plan”) which will provide for (i) payment of service fees to the Adviser (the “Service Fee”) for rendering personal services to Class A or Class N shareholders and/or maintenance of Class A or Class N shareholder accounts and (ii) payment of distribution fees to the Distributor for the distribution of Class A or Class N shares (the “Distribution Fee”). Neither the Adviser nor the Distributor will use the Rule 12b-1 Plan fees charged to Class A or Class N shares within a Fund to support the distribution, marketing or shareholder services of any other class within the Fund. A defensive Rule 12b-1 Plan has been adopted for Class L, Class Y, Class S and Class Z shares of each Fund.

Class A. The Class A Distribution and Service Plan provides that the Class A Service Fee and the Class A Distribution Fee will be paid to the Adviser and the Distributor, respectively, at an annual rate not to exceed .25% in the aggregate for both fees of the average daily net asset value of the Class A shares.

Class N. The Class N Distribution and Service Plan provides that the Class N Service Fee and the Class N Distribution Fee will be paid to the Adviser and the Distributor, respectively, each at an annual rate not to exceed .25% of the average daily net asset value of the Class N shares.

Class L. Class L shares are not subject to any service fees; although the Class does have a defensive 12b-1 plan. Any expenses related to sales and distribution would be borne by the Adviser and not by the Trust.

Class Y. Class Y shares are not subject to any service fees; although the Class does have a defensive 12b-1 Plan. Any expenses related to sales and distribution would be borne by the Adviser and not by the Trust.

Class S. Class S shares are not subject to any service fees; although the Class does have a defensive 12b-1 Plan. Any expenses related to sales and distribution would be borne by the Adviser and not by the Trust.

Class Z. Class Z shares are not subject to any service fees; although the Class does have a defensive 12b-1 Plan. Any expenses related to sales and distribution would be borne by the Adviser and not by the Trust.

Administrative and Shareholder Servicing Arrangements

The Adviser has entered into a separate Administrative and Shareholder Services Agreement for each Fund pursuant to which the Adviser is compensated for administrative and shareholder services rendered and expenses incurred by it in the rendering of such services and for the cost of bearing some Class expenses, such as Federal and state registration fees, printing and postage. It is anticipated that the Adviser will provide extensive services to Class N and Class A shareholders, specialized and targeted third party administration, advisory and/or other services to Class L shareholders, modest services to Class Y shareholders and limited services to Class S and Class Z shareholders. The Trust, on behalf of each Fund, pays the Adviser a monthly fee for the services performed at an annual rate of the average daily net assets of the applicable class of shares of the Fund within the range specified in the current Prospectus and/or SAI. The administrative services fee is an Identifiable Class Expense.

Also, as described above in the section entitled “Distribution and Servicing Arrangements – Fees”, Class N and Class A shares will bear a service fee which is used to compensate the Adviser for rendering personal services to shareholders and for expenses incurred by it in the rendering of such services.

Administrative and Shareholder Servicing Arrangements – Fees

Each class of each Fund shall bear an administrative fee as set forth in each Fund’s Administrative and Shareholder Services Agreement. Such fees will vary from class to class and from Fund to Fund. Set forth below is the range of administrative fees payable by each class of the existing Funds on the Effective Date of this Rule 18f-3 Plan: MassMutual Premier Money Market Fund, MassMutual Premier Short-Duration Bond Fund, MassMutual Premier Inflation-Protected and Income Fund, MassMutual Premier Core Bond Fund, MassMutual Premier Diversified Bond Fund, MassMutual Premier High Yield Fund, MassMutual Premier Balanced Fund, MassMutual Premier Value Fund, MassMutual Premier Disciplined Value Fund, MassMutual Premier Disciplined Growth Fund, MassMutual Premier Small/Mid Cap Opportunities Fund, MassMutual Premier International Equity Fund, MassMutual Premier Main Street Fund, MassMutual Premier Capital Appreciation Fund, MassMutual Premier Global Fund, MassMutual Premier Discovery Value Fund, MassMutual Premier Focused International Fund, MassMutual Premier Main Street Small/Mid Cap Fund, MassMutual Premier International Bond Fund, MassMutual Premier Strategic Emerging Markets Fund and MassMutual Barings Dynamic Allocation Fund.

Class N. Class N shares will bear an annual administrative service fee not to exceed a range of between 0.3085% and 0.4943%.

Class A. Class A shares will bear an annual administrative service fee not to exceed a range of between 0.2144% and 0.4500%.

Class L. Class L shares will bear an annual administrative service fee not to exceed a range of between 0.2144% and 0.4500%.

Class Y. Class Y shares will bear an annual administrative service fee not to exceed a range of between 0.0644% and 0.3860%.

Class S. Class S shares will bear an annual administrative service fee not to exceed a range of between 0.0144% and 0.3360%.

Class Z. The annual administrative service fee for the MassMutual Premier Short-Duration Bond Fund and MassMutual Premier Diversified Bond Fund is 0.0700%. The annual administrative service fee for the MassMutual Premier Core Bond Fund and MassMutual Premier Focused International Fund is 0.0600%. The annual administrative service fee for the MassMutual Premier Inflation-Protected and Income Fund is 0.0500%. The annual administrative service fee for the MassMutual Premier High Yield

Fund and the MassMutual Premier Strategic Emerging Markets Fund is 0.0400%. The annual administrative service fee for the MassMutual Barings Dynamic Allocation Fund is 0.0300%.

Voting and Other Rights and Obligations

Each share of the Trust, regardless of class, will have identical voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications, designations and terms and conditions, except that:

(a) each class will have a different class designation;

(b) each class offered in connection with a Rule 12b-1 Plan will bear the expense of the payments that would be made pursuant to such Rule 12b-1 Plan;

(c) each class will also bear certain other expenses that are directly attributable only to the class (the “Identifiable Class Expenses,” as described in more detail under “Allocation of Fund Expenses – Identifiable Class Expenses”);

(d) only the holders of the shares of the appropriate class involved will be entitled to vote on matters pertaining to a Rule 12b-1 Plan relating to such class (e.g., the adoption, amendment or termination of a Rule 12b-1 Plan) in accordance with the requirements and procedures set forth in Rule 12b-1;

(e) each class will have separate voting rights on any matter submitted to shareholders in which the interest of one class differs from the interest of any other class; and

(f) each class will have different exchange privileges described below.

Dividends paid by a Fund with respect to each class of shares, to the extent any dividends are paid, will be calculated in the same manner, at the same time, on the same day and will be in the same amount, except that fee payments made under the Rule 12b-1 Plans relating to a particular class of shares will be borne exclusively by such class and except that any Identifiable Class Expenses may be borne by the applicable class of shares.

Allocation of Fund Expenses

Unattributed Expenses. All expenses of the Trust that cannot be attributed directly to any one Fund will be allocated to each Fund based on the relative net assets of such Fund. All expenses of a Fund that cannot be allocated to any one particular class will be allocated to each class based on the relative net assets of such class.

Identifiable Class Expenses. Identifiable Class Expenses will be allocated to a particular class of a Fund and are limited to:

(a) transfer agency fees attributable to a specific class of shares;

(b) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxies to current shareholders of a specific class;

(c) Blue Sky registration fees incurred by a class of shares;

(d) SEC registration fees incurred by a class of shares;

(e) shareholder and administrative service fees payable under each Fund’s respective administrative service agreement or shareholder service agreement, as applicable; and

(f) any other incremental expenses subsequently identified that should be properly allocated to one class which shall be approved by the Board and is consistent with Rule 18f-3 and any SEC interpretations thereof.

Waivers and Reimbursements of Expenses

The Adviser may choose to reimburse or waive the Identifiable Class Expenses of certain classes on a voluntary, temporary basis. The amount of such expenses waived or reimbursed by the Adviser may vary from class to class. In addition, the Adviser may waive or reimburse expenses attributable to the Trust generally and/or expenses attributable to a Fund (with or without a waiver or reimbursement of Identifiable Class Expenses) but only if the same proportionate amount of such expenses are waived or reimbursed for each class. Thus, any expenses attributable to the Trust generally that are waived or reimbursed would be credited to each class of a Fund based on the relative net assets of the classes.

Similarly, any expenses attributable to a Fund that are waived or reimbursed would be credited to each class of that Fund according to the relative net assets of the classes. The Adviser’s flexibility to waive expenses may be subject to tax considerations.

No Conversion Provision

In General. Class N, Class A, Class L, Class Y, Class S and Class Z shares of the Funds do not have a conversion feature.

Exchange Provisions

Class A. Shareholders of Class A shares of each Fund will generally be entitled to exchange those shares at net asset value for Class A shares of other Funds that offer Class A shares. Shareholders of Class A shares continue to be subject to the Rule 12b-1 Plan fee applicable to Class A shares after the exchange.

Class N. Shareholders of Class N shares of each Fund will generally be entitled to exchange those shares at net asset value for Class N shares of other Funds that offer Class N shares. Shareholders of Class N shares continue to be subject to the Rule 12b-1 Plan fee applicable to Class N shares after the exchange.

Class L. Shareholders of Class L shares of each Fund will generally be entitled to exchange those shares at net asset value for Class L shares of other Funds that offer Class L shares.

Class Y. Shareholders of Class Y shares of each Fund will generally be entitled to exchange those shares at net asset value for Class Y shares of other Funds that offer Class Y shares.

Class S. Shareholders of Class S shares of each Fund will generally be entitled to exchange those shares at net asset value for Class S shares of other Funds that offer Class S shares.

Class Z. Shareholders of Class Z shares of each Fund will generally be entitled to exchange those shares at net asset value for Class Z shares of other Funds that offer Class Z shares.

Effective Date

This Amended and Restated Rule 18f-3 Plan shall become effective on November 14, 2011.

SCHEDULE A

Fund	Classes

MassMutual Barings Dynamic Allocation Fund	S, Y, L, A, Z
MassMutual Premier Balanced Fund	S, Y, L, A
MassMutual Premier Capital Appreciation Fund	S, Y, L, A, N
MassMutual Premier Core Bond Fund	S, Y, L, A, N, Z
MassMutual Premier Disciplined Growth Fund	S, Y, L, A
MassMutual Premier Disciplined Value Fund	S, Y, L, A, N
MassMutual Premier Discovery Value Fund	S, Y, L, A, N
MassMutual Premier Diversified Bond Fund	S, Y, L, A N, Z
MassMutual Premier Focused International Fund	S, Y, L, A N, Z
MassMutual Premier Global Fund	S, Y, L, A, N
MassMutual Premier High Yield Fund	S, Y, L, A N, Z
MassMutual Premier Inflation-Protected and Income Fund	S, Y, L, A N, Z
MassMutual Premier International Bond Fund	S, Y, L, A
MassMutual Premier International Equity Fund	S, Y, L, A
MassMutual Premier Main Street Fund	S, Y, L, A, N
MassMutual Premier Main Street Small/Mid Cap Fund	S, Y, L, A, N
MassMutual Premier Money Market Fund	S, Y, A
MassMutual Premier Short-Duration Bond Fund	S, Y, L, A, N, Z
MassMutual Premier Small/Mid Cap Opportunities Fund	S, Y, L, A
MassMutual Premier Strategic Emerging Markets Fund	S, Y, L, A, Z
MassMutual Premier Value Fund	S, Y, L, A, N